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                       SECURITIES AND EXCHANGE COMMISSION
                                Washington, D.C.

                                 AMENDMENT NO. 2

                                       TO

                                    FORM U-1

                           APPLICATION OR DECLARATION

                                      under

                                       the

                   PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
                  --------------------------------------------

                            National Fuel Gas Company
                               10 Lafayette Square
                             Buffalo, New York 14203
                          (Registered Holding Company)

                     (Name of company filing this statement
                   and address of principal executive office)
                  ---------------------------------------------

Philip C. Ackerman         James R. Peterson, Esq.    Robert J. Reger, Jr., Esq.
Senior Vice President      Assistant Secretary        Reid & Priest LLP
National Fuel Gas Company  National Fuel Gas Company  40 West 57th Street
10 Lafayette Square        10 Lafayette Square        New York, New York 10019
Buffalo, New York  14203   Buffalo, New York 14203

                   (Names and addresses of agents for service)
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Item 6.           Exhibits and Financial Statements

                  The following exhibit is made a part of this statement:

         (a)      Exhibits

                  A-3 Draft Notice of Annual Meeting and Proxy Statement proposed to be used in connection with the annual meeting of stockholders of National Fuel Gas Company, to be held on or about February 26, 1998.


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SIGNATURE

         Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned thereunto duly authorized.

         NATIONAL FUEL GAS COMPANY

         By:      /s/ James R. Peterson
                  ---------------------
                  James R. Peterson
                  Assistant Secretary


Date: December 22, 1997


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